P O Box 3395

West Palm Beach,

FL  33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO and Treasurer

561.838.1731

May 9, 2003

1st Quarter Results for Florida Public Utilities

Florida Public Utilities (AMEX: FPU) announces increases in net income, income from continuing operations, and revenue for the first quarter ended March 31, 2003 as compared to the prior year’s first quarter.

Income from continuing operations increased $347,000 between the quarters primarily due to receipt of a $1,500,000 termination fee from a contract, offset by an adjustment for over earnings of approximately $700,000 in our natural gas division and increased operational expenses in 2003. The expenses were up primarily due to a $206,000 one-time charge for an abandoned gas construction project, $196,000 for increases in pension costs, and increased insurance expenses.

Total revenue increased principally from additional fuel revenue, the result of increased fuel costs that are passed through to customers, along with the termination fee.

Income from discontinued operations resulted from the sale of our water division to the City of Fernandina Beach on March 27, 2003. The net gain on disposal of discontinued operations, including the first quarter results of operations, was $9,882,000 net of income taxes.

Florida Public Utilities (dollars in thousands, except per share data)	Quarter Ended March 31,
	2003	2002

Total Revenues	$ 31,149	$ 23,717

Income from Continuing Operations	$ 1,813	$ 1,466

Income from Discontinued Operations-water division	$ 9,882	$ 108

Net Income	$ 11,695	$ 1,574

Earnings Per Share (EPS)– basic & diluted:
Continuing Operations	$ .46	$ .38
Discontinued Operations-water division	$ 2.54	$ .03
Total	$ 3.00	$ .41

Average Shares Outstanding	3,894,978	3,859,908

Average Customers - excluding water division	86,049	83,270